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                                                                  EXHIBIT 2.1(a)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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IN RE:                                         :
                                               :        CHAPTER 11 CASE NO.
VIASYSTEMS GROUP, INC., ET AL.                 :        02-14867 (ALG)
                                               :        (JOINTLY ADMINISTERED)
         DEBTORS AND DEBTORS IN POSSESSION.    :
                                               :
                                               :
-----------------------------------------------X

                           MODIFICATION TO PREPACKAGED
                         JOINT PLAN OF REORGANIZATION OF
                VIASYSTEMS GROUP, INC. AND VIASYSTEMS, INC. UNDER
             CHAPTER 11 OF THE BANKRUPTCY CODE DATED AUGUST 30, 2002

         Viasystems Group, Inc. ("Group") and Viasystems, Inc. ("Viasystems") (together with Group, the "Debtors") hereby modify the Prepackaged Joint Plan of Reorganization of Viasystems Group, Inc. and Viasystems, Inc. under chapter 11 of the Bankruptcy Code, dated August 30, 2002, as follows:

     A.  ARTICLE I. DEFINITIONS RULES OF INTERPRETATION, AND COMPUTATION OF TIME

         1. Section 1.74 of the Plan is replaced in its entirety with the following:

         "Petition Date" means October 1, 2002, the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

         2. Section 1.91 of the Plan is replaced in its entirety with the following:

         "Rights Holders" means, collectively, Hicks Muse, TCW and holders of Subordinated Note Claims as of the Rights Record Date.

         3.       Section 1.91-1 is added to the Plan as follows:

         "Rights Record Date" means the date for determination of holders of record of Subordinated Note Claims entitled to Rights under the Rights Offering as determined by the Debtors.

         4.       Section 1.100-1 is added to the Plan as follows:

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         "Subscription Form" means the Rights Offering subscription form to be distributed to holders of Rights.

         5.       Section I.C.4 of the Plan is deleted in its entirety.

     B.  ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY
         INTERESTS

         6. Section III.C.7.b of the Plan is replaced in its entirety with the following:

         Treatment: For purposes of the Plan, Senior Note Claims are Allowed in the aggregate amount of not less than $120.1 million. On the later of
         (i) the Effective Date or (ii) the date on which its Senior Note Claim or DTI Guaranty Claim becomes an Allowed Senior Note Claim or Allowed DTI Guaranty Claim, each holder of an Allowed Senior Note Claim or Allowed DTI Guaranty Claim shall transfer to Group such Allowed Senior Note Claim or Allowed DTI Guaranty Claim and shall receive from Group in exchange therefor (i) in the case of the Allowed Senior Note Claims, a Pro Rata distribution of 1,201,000 shares of New Junior Preferred Stock and 1,584,344 shares of New Common Stock and (ii) in the case of the Allowed DTI Guaranty Claims, the treatment set forth in Exhibit D to the Plan (after which Group will contribute such Allowed Senior Note Claim or Allowed DTI Guaranty Claim to Viasystems for cancellation and in satisfaction, settlement, release, and discharge of such Claim).

         7. Section III.C.9.b of the Plan is replaced in its entirety with the following:

         Treatment: For purposes of the Plan, Subordinated Note Claims are Allowed in the aggregate amount of not less than $540.6 million. On the later of (i) the Effective Date or (ii) the date on which its Subordinated Note Claim becomes an Allowed Subordinated Note Claim, or, in each case, as soon as practicable thereafter, each holder of an Allowed Subordinated Note Claim against Viasystems shall transfer to Group such Allowed Subordinated Note Claim and shall receive from Group in exchange therefor a Pro Rata distribution of 17,231,598 shares of New Common Stock (after which Group will contribute such Allowed Subordinated Note Claim to Viasystems for cancellation and in satisfaction, settlement, release, and discharge of such Claim).

         8. Section III.C.10.b of the Plan is replaced in its entirety with the following:

         Treatment: On the Effective Date, each holder of an Allowed General Unsecured Claim against Group shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim, the lesser of (i) a Pro Rata distribution of 55,540 shares of New Common Stock and (ii) a number of shares of New Common Stock having a value determined on the

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         basis of the total enterprise value of the Debtors as of the Effective
         Date equal to the amount of such holder's Allowed General Unsecured Claim.

         9. Section III.C.11.b of the Plan is replaced it in its entirety with the following:

         Treatment: On the Effective Date, each holder of an Allowed General Unsecured Claim against Viasystems shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim, a New Subordinated Note in a principal amount equal to 100% of the amount of such Allowed General Unsecured Claim.

         10. Section III.C.12.b of the Plan is deleted and replaced in its entirety with the following:

         Treatment: Allowed Intercompany Claims against Group shall be offset against any claim by Group against the holder of an Allowed Intercompany Claim and the remaining Allowed Intercompany Claim, if any, shall be cancelled, and the holder of such Allowed Intercompany Claim shall not receive or retain any property or interest in property on account of its Allowed Intercompany Claim.

         11. Section III.C.13.b of the Plan is deleted and replaced in its entirety with the following:

         Treatment: Allowed Intercompany Claims against Viasystems shall be offset against any claim by Viasystems against the holder of an Allowed Intercompany Claim and the remaining Allowed Intercompany Claim, if any, shall be cancelled, and the holder of such Allowed Intercompany Claim shall not receive or retain any property or interest in property on account of its Allowed Intercompany Claim.

         12. Section III.C.14.b of the Plan is deleted and replaced in its entirety with the following: Treatment:

         On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Existing Group Preferred Stock Equity Interest shall receive a Pro Rata distribution of New Warrants to purchase 1,436,171 shares of New Common Stock.

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     C.  ARTICLE IV. RIGHTS OFFERING

         13. Section IV.A of the Plan is deleted and replaced in its entirety with the following:

         Group will issue non-transferable, non-certificated subscription rights (the "Rights") entitling the purchase from Group, on the Effective Date and incident to and as part of the transactions that comprise this Plan, of (i) 2,770,400 shares of New Senior Convertible Preferred Stock at an aggregate purchase price of $34.99 million (5.5408 shares for each $1,000 in principal amount of Subordinated Notes held) by the holders of Subordinated Note Claims as of the Rights Record Date (including Hicks Muse), (ii) 891,320 shares of New Senior Convertible Preferred Stock at an aggregate purchase price of $11.26 million by Hicks Muse, and (iii) 593,829 shares of New Senior Convertible Preferred Stock at an aggregate purchase price of $7.5 million by TCW (the "Rights Offering").

         No fractional shares of New Senior Convertible Preferred Stock or Cash in lieu thereof shall be issued or paid. The number of shares of New Senior Convertible Preferred Stock available for purchase by a Rights Holder shall be rounded down to the nearest whole number.

         14. Article IV.B of the Plan is deleted and replaced in its entirety with the following:

         The Rights Offering shall commence by announcement as soon as practicable following the Confirmation Date and shall expire on the Rights Deadline. After the Rights Deadline, unexercised Rights shall be null and void. Group shall not be obligated to honor any purported exercise of Rights received by the Rights Agent after the Rights Deadline, regardless of when the documents relating to such exercise were sent.

         15. Article IV.C of the Plan is deleted and replaced in its entirety with the following:

         The Subscription Price will be $12.63 per share of New Senior Convertible Preferred Stock, payable in Cash or by transfer of Existing Bank Debt to Group. Payments may only be made in accordance with procedures prescribed by the Debtors in the Subscription Form.

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         16.      Article IV.F of the Plan is deleted and replaced in its
entirety with the following:

         Incident to and as part of the transactions that comprise this Plan and pursuant to the Commitment Agreements, (i) Hicks Muse has agreed to exercise its Rights in full and, on the Effective Date, to direct the record holder to transfer Existing Bank Debt beneficially owned by Hicks Muse under a participation agreement in the principal amount of $27.5 million to Group in exchange for 2,177,356 shares of New Senior Convertible Preferred Stock (Group will thereafter contribute such Existing Bank Debt to Viasystems for cancellation); (ii) TCW has agreed to exercise its Rights in full and, on the Effective Date, to transfer Existing Bank Debt in the principal amount of $7.5 million to Group in exchange for 593,829 shares of New Senior Convertible Preferred Stock (Group will thereafter contribute such Existing Bank Debt to Viasystems for cancellation); and (iii) GSC has agreed, on the Effective Date, to purchase from Group all or any portion of the remaining shares of New Senior Convertible Preferred Stock that the holders of Subordinated Note Claims (other than Hicks Muse) do not purchase in the Rights Offering, up to 1,484,363 shares of New Senior Convertible Preferred Stock at an aggregate purchase price of up to $18.75 million. In consideration for such commitments, Group has agreed to pay Hicks Muse, TCW, and GSC a fee, in Cash, equal to two percent of the price of the New Senior Convertible Preferred Stock purchased by such Persons in the Rights Offering.

     D.  ARTICLE V. HICKS MUSE EXCHANGE

         17. Article V. of the Plan is deleted and replaced in its entirety with the following:

         Incident to and as part of the transactions that comprise this Plan and pursuant to that certain Commitment Agreement executed by Hicks Muse, Hicks Muse has agreed, on the Effective Date, to transfer Existing Bank Debt to Group for shares of New Common Stock (the "Hicks Muse Exchange"). Under the Hicks Muse Exchange, Hicks Muse will direct the record holder to transfer Existing Bank Debt beneficially owned by Hicks Muse under a participation agreement in the principal amount of $23.7 million to Group (Group will thereafter contribute such Existing Bank Debt to Viasystems for cancellation). In exchange, Group shall issue 1,874,358 shares of New Common Stock to Hicks Muse. Tendered

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         Existing Bank Debt shall be cancelled (following its contribution by
         Group to Viasystems). Neither Group nor Hicks Muse shall have any obligation under the Hicks Muse Exchange unless and until this Plan has been Confirmed and all conditions to the consummation of this Plan have been satisfied or waived.

     E.  ARTICLE VI. MEANS FOR IMPLEMENTATION OF THE PLAN

         18. Section VI.D of the Plan is deleted and replaced in its entirety with the following:

         As of the Effective Date, the issuance by Reorganized Group of an aggregate of (i) 4,255,548 of New Senior Convertible Preferred Stock,
         (ii) 1,201,000 shares of New Junior Preferred Stock, and (iii) 20,744,805 shares of New Common Stock by Group to Viasystems as a contribution to capital shall be authorized.

         As of the Effective Date, the issuance by Reorganized Group of New Warrants to purchase an aggregate of 1,436,171 shares of New Common Stock shall be authorized. The New Warrants shall (i) have a per share exercise price equal to $25.51, (ii) be exercisable immediately and
         (iii) expire seven years after the date issued.

         As of the Effective Date, the grant by Reorganized Group of the Tranche A New Options to purchase an aggregate of 2,222,222 shares of New Common Stock in accordance with the Incentive Option Plan shall be authorized. As of the Effective Date, the reservation by Reorganized Group of 7,913,588 shares of New Common Stock for issuance pursuant to any conversion of the New Senior Convertible Preferred Stock and any exercise of New Warrants or Tranche A New Options shall be authorized.

         The issuance, grant, and reservation of New Securities authorized in this Article VI.D shall not require any further act or action by, among other Persons, any shareholders or creditors of Group, under applicable law, regulation, order or rule.

         On or before the Distribution Date, Reorganized Group shall issue for distribution in accordance with the provisions hereof the New Securities required for distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. Descriptions of the terms of the New Senior Convertible Preferred Stock, the New Junior Preferred Stock, and the New Common Stock are set forth in Exhibit B annexed hereto.

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         On the Effective Date, Reorganized Group shall enter into the
         Stockholders Agreement annexed hereto as Exhibit C.

         19. Section VI.F of the Plan is deleted and replaced in its entirety with the following:

         New Subordinated Notes

         On the Effective Date, Reorganized Viasystems shall issue New Subordinated Notes to holders of General Unsecured Claims against Viasystems in the aggregate principal amount equal to 100% of such Allowed Claims. The New Subordinated Notes shall be subordinated to all indebtedness under the New Senior Credit Agreement and all other indebtedness of Viasystems for borrowed money. All principal and accrued interest under the New Subordinated Notes shall be due and payable on December 31, 2010. From the Effective Date of the Plan through September 30, 2008, the New Subordinated Notes shall bear interest at an annual interest rate of 3% (subject to applicable usury laws) paid in cash semi-annually (subject to the subordination provisions therein). After September 30, 2008, the New Subordinated Notes shall bear interest at the prime commercial lending rate per annum published in the Wall Street Journal, New York City edition (subject to applicable usury laws), paid in cash semi-annually (subject to the subordination provisions therein). Principal amortization shall be 22% of the original principal amount on December 31, 2008, 11% of the original principal amount on June 30, 2009, 33% of the original principal amount on December 31, 2009, 11% of the original principal amount on June 30, 2010, and 23% of the original principal amount on December 31, 2010. The New Subordinated Notes shall be non-transferable.

         20. Section VI.G of the Plan is deleted and replaced in its entirety with the following:

         Incident to and as part of the transactions that comprise this Plan, Group is (i) issuing Rights to purchase 4,255,548 shares of New Senior Convertible Preferred Stock at an aggregate purchase price of $53.75 million under the Rights Offering and (ii) exchanging 1,874,358 shares of New Common Stock for $23.7 million in Existing Bank Debt under the Hicks Muse Exchange. On the Effective Date, Group shall consummate the Rights Offering and the Hicks Muse Exchange, all as contemplated by the Rights Offering and the Commitment Agreements.

         21. Section VI.H of the Plan is deleted and replaced in its entirety with the following:

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         In connection with this Plan, Reorganized Group shall adopt an
         Incentive Option Plan that is intended to provide incentives to employees to continue their efforts to foster and promote the long-term growth and performance of the Reorganized Debtors and their Subsidiaries. The Incentive Option Plan shall authorize the issuance of New Options to purchase up to 2,777,778 shares of New Common Stock. Up to eighty-percent of such New Options will be issued on the Effective Date (the "Tranche A Options") with a per share exercise price equal to $12.63. Tranche A Options shall be issued to employees of the Reorganized Debtors and their Subsidiaries in accordance with an allocation recommended by the Chief Executive Officer of Reorganized Group and approved by the Compensation Committee of the Board of Directors of Reorganized Group; provided, a designee of Hicks Muse and a designee of GSC must consent to such allocation. The Tranche A Options shall vest as follows: one-third immediately upon the date of grant, one-third upon the 24-month anniversary of the Effective Date, and one-third upon the 36-month anniversary of the Effective Date. The remaining 20% of such New Options, plus any additional options not granted as Tranche A Options and allocated as "Tranche B Options" with the approval of Hicks Muse and GSC, shall be available for future grants at the discretion of the Compensation Committee, subject to such terms and conditions as the Compensation Committee may determine at the time of grant.

         22.      Section VI.M is added to the Plan as follows:

         Subrogation

         Other than in respect of any Existing Credit Agreement Claims, the Reorganized Debtors shall maintain and be entitled to assert any right of subrogation the Debtors or the Reorganized Debtors may have under applicable non-bankruptcy law arising on account or in respect of any distribution to a holder of Claim under this Plan. Notwithstanding the foregoing, the Reorganized Debtors shall be deemed to waive and shall have no right of subrogation in respect of any Existing Credit Agreement Claim.

     F.  ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS

         23.      Section VII.L is deleted in its entirety.

     G.  ARTICLE XV. MISCELLANEOUS PROVISIONS

         24. Section XV.A.2 of the Plan is deleted and replaced it in its entirety with the following:

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         Professional Fee Claims

         All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or any Committee (if appointed) prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 60 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. Notwithstanding the foregoing, the reasonable fees and expenses incurred on or after the Petition Date by Stroock & Stroock & Lavan LLP, as counsel to the Noteholders' Committee, Jefferies & Company, Inc., as financial advisors to the Noteholders' Committee, and Vinson & Elkins L.L.P., as counsel to Hicks Muse, and any other professionals retained by the Noteholders' Committee or Hicks Muse respectively, including local counsel, pursuant to their respective agreements entered into prior to, on, or subsequent to the Petition Date, and the reasonable fees and expenses of the indenture trustees, including reasonable attorneys' fees, as set forth in the indentures, shall be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors' businesses, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or the Reorganized Debtors and any such professional or indenture trustee cannot agree on the amount of fees and expenses to be paid to such party, the amount of fees and expenses shall be determined by the Bankruptcy Court.

         25. Section XV.G of the Plan is replaced in its entirety with the following:

         On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, the Debtors, the Reorganized Debtors, each member of the Creditor Group, and the indenture trustee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtors, Reorganized Debtors, or any holder of a Claim against or Equity Interest in any Debtor may be entitled to assert derivatively on behalf of the Debtors, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or

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

         before the Confirmation Date, in any way relating to the Chapter 11 Cases or this Plan, or otherwise; provided, however, that nothing shall release any Person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, the administration hereof, or the property to be distributed hereunder arising out of such Person's gross negligence or willful misconduct.

         26.      Section XV.T is added to the Plan as follows:

         Claims of the United States

         Notwithstanding anything contained herein to the contrary, nothing in this Plan or the transactions contemplated by and authorized pursuant to the Plan shall release any non-debtor from any claims of the United States of America or its agencies or subdivisions (the "United States"), or modify, alter, impair, or in any way affect the claims and rights of the United States or the application of any laws or regulations of the United States as to any Person or entity other than the Debtors.

         27. Exhibit A to the Plan is replaced in its entirety by the Exhibit A annexed hereto as Appendix I.

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         28.      Exhibit B to the Plan is replaced in its entirety by the
Exhibit B annexed hereto as Appendix II.

         29. Exhibit D is added to the Plan in the form annexed hereto as Appendix III.

Dated:   New York, New York
         January 2, 2003

                                          VIASYSTEMS GROUP, INC.
                                          VIASYSTEMS, INC.

                                          By:    /s/ David M. Sindelar
                                              --------------------------------
                                              David M. Sindelar,
                                              Chief Executive Officer

                                          WEIL, GOTSHAL & MANGES LLP
                                          Attorneys for Viasystems Group, Inc.
                                          and Viasystems, Inc.

                                          By:    /s/ Alan B. Miller
                                              --------------------------------
                                              Alan B. Miller (AM 2817)
                                              767 Fifth Avenue
                                              New York, New York 10153
                                              (212) 310-8000

                                              - and -

                                              Stephen A. Youngman
                                              100 Crescent Court, Suite 1300
                                              Dallas, Texas 75201
                                              (214) 746-7700

                                              Members of the Firm

                                       11

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                                   APPENDIX I

                                    EXHIBIT A

                      TERMS OF NEW SENIOR CREDIT AGREEMENT

A.       TERM LOAN FACILITIES

         1.       STRUCTURE

                  The New Senior Credit Facility will provide for an aggregate term loan facility in the amount of $448.3 million (not including $11.5 million of undrawn letters of credit issued prior to the Petition Date under the Existing Credit Agreement) comprising (i) the Term Loan A Facility and (ii) the Term Loan B Facility and is subject to adjustment as described below. The Term Loan A Facility is for an amount between $69.5 million and $85.4 million. The final size of the Term Loan A Facility will be 1.50 times the commitments under the Exit Facility which are made by lenders under the Existing Credit Agreement to the extent that such lenders' Existing Credit Agreement Claims are not converted into equity of Reorganized Group upon confirmation of the Plan. Only those lenders having Existing Credit Agreement Claims that are not converted into equity of Reorganized Group upon confirmation of the Plan and having commitments under the Exit Facility are eligible to participate in the Term Loan A Facility. The Term Loan B Facility will be for an amount between $362.9 million and $378.8 million. The final size of the Term Loan B Facility will be equal to the amount of outstanding loans under the Existing Credit Agreement which are not converted into equity of Reorganized Group upon confirmation of the Plan minus the amount of the Term Loan A Facility. The size of the New Senior Credit Agreement (and the relative sizes of the Term Loan A Facility and the Term Loan B Facility) is subject to adjustment based on any additional commitments under the Exit Facility that may be received by Group and Viasystems. The Term Loan A Facility and the Term Loan B Facility, and the liens and guarantees in respect thereof, will be junior to the Exit Facility, and the liens and guarantees in respect thereof.

                  At the time of the Credit Facility Restructuring, the Borrowers may retain up to $11.5 million of then-outstanding letters of credit issued prior to the Petition Date under the Existing Credit Agreement. Such letters of credit shall be deemed to be issued and outstanding under the New Senior Credit Agreement, and shall not reduce availability under the Exit Facility. The New Senior Credit Agreement also will permit Viasystems to have issued new letters of credit under the Exit Facility. If there is a drawing under any letter of credit issued prior to the Petition Date under the Existing Credit Agreement, Senior Lenders that had reimbursement obligations in respect of such letter of credit under the Existing Credit Agreement must reimburse the issuing bank for their pro rata share of such drawing and treat such reimbursement as an additional loan to the Borrowers. The amount of such reimbursement will be added to the amount of the Term Loan B Facility and allocated to the reimbursing Senior Lenders. The amount of such reimbursement shall be repaid on September 30, 2008.

         2.       INTEREST RATES AND FEES

                  The Borrowers may choose to pay interest on advances under the New Senior Credit Agreement at either the Eurodollar Rate or the Base Rate plus the following applicable margin: (i) for Base Rate Term Loan A Facility advances, 3.75% per annum; (ii) for Base Rate Term Loan B Facility advances, 4.25% per annum; (iii) for Eurodollar Rate Term Loan A Facility advances, 4.75% per annum; and (iv) for Eurodollar Rate Term Loan B Facility advances, 5.25% per annum.

                  The default rate is 2.00% above the rate otherwise applicable. In addition, any interest, fees and other amounts that are overdue under the New Senior Credit Agreement bear interest at 5.75% above the Base Rate for Term Loan A Facility advances and 6.25% above the Base Rate for Term Loan B Facility advances.

                  The Borrowers must pay each Senior Lender who consents to the provisions of the Plan a restructuring fee equal to 1.00% of the principal amount of such Senior Lender's outstanding loans and participations in letters of credit and swing line loans under the Existing Credit Agreement immediately prior to the Effective Date. However, any fees paid to such Senior Lender in connection with the Fourth Amendment to the Existing Credit Agreement reduce the applicable restructuring fee dollar-for-dollar. In addition, the Borrowers must pay a fronting fee equal to 1/8 of 1% per year on the face amount of all letters of credit, and an annual administration fee of $200,000 until the repayment in full of the New Senior Credit Facility.

         3.       SECURITY AND GUARANTEES

                  Reorganized Group and all of its Subsidiaries formed under the laws of any state in the United States will jointly and severally guarantee the Borrowers' obligations under the New Senior Credit Agreement. The collateral for the New Senior Credit Agreement will be the same collateral as under the Existing Credit Agreement: all or substantially all of the assets of Reorganized Group, Reorganized Viasystems and each guarantor. Subject to legal restrictions and practical considerations, the Borrowers also will cause to be pledged assets in certain foreign countries, including, to the extent legally feasible and practicable, the Peoples' Republic of China, as collateral. The Term Loan A Facility and the Term Loan B Facility, and the liens and guarantees in respect thereof, will be junior to the Exit Facility, and the liens and guarantees in respect thereof.

         4.       CONDITIONS TO CREDIT FACILITY RESTRUCTURING

                  The Credit Facility Restructuring will be conditioned upon satisfaction of customary conditions for facilities of this type, including the following conditions precedent on or prior to the Effective Date:

              - payment by Reorganized Viasystems of the restructuring fee described above;

              - indebtedness under the Existing Credit Agreement shall have been reduced by at least $50.0 million in aggregate principal amount by (i) the conversion of indebtedness under the Existing Credit Agreement held by Hicks Muse, other holders of Subordinated Notes and TCW into New Senior Convertible Preferred

                  Stock, and (ii) receipt by Reorganized Viasystems of cash in connection with the Rights Offering which is applied to reduce Existing Bank Debt;

              - conversion of the Senior Notes and Subordinated Notes into New Stock;

              - delivery by the Borrowers of evidence satisfactory to the lenders showing that no cash payment has been made on account of any junior securities of Group and its Subsidiaries or on account of the DTI Guaranty; and

              - Reorganized Group and its Subsidiaries shall not have any outstanding class of securities that provides for any payment in cash prior to the payment in full of the New Senior Credit Facility.

         5.       COVENANTS

                  The New Senior Credit Agreement will require Reorganized Viasystems to observe certain conditions, affirmative covenants and negative covenants (including financial covenants) which are similar in type to those found in the Existing Credit Agreement, but will be made more restrictive in various respects, including the following financial covenants which remain subject to negotiation: (i) minimum EBITDA, (ii) minimum interest coverage,
(iii) maximum total leverage, (iv) maximum capital expenditures and (v) minimum asset coverage.

         6.       MATURITY AND AMORTIZATION

                  The Term Loan A Facility will be repayable in consecutive quarterly installments, commencing on March 31, 2003 and ending on or between March 31, 2005, if the Exit Facility is $51.3 million, and September 30, 2006, if the Exit Facility is $61.85 million. The ending date for installment payments on the Term Loan A Facility will depend on the aggregate amount of the Exit Facility.

                  The Term Loan B Facility will be repayable in consecutive quarterly installments, commencing on March 31, 2003 and ending on September 30, 2008.

                                                 TOTAL AMORTIZATION OF
                                                TERM LOAN A FACILITY AND
               PERIOD                             TERM LOAN B FACILITY
----------------------------------------        ------------------------
March 31, 2003..........................               $   7,500,000
June 30, 2003...........................               $     500,000
September 30, 2003......................               $   7,500,000
December 31, 2003.......................               $     500,000
March 31, 2004..........................               $  10,000,000
June 30, 2004...........................               $     500,000
September 30, 2004......................               $  10,000,000
December 31, 2004.......................               $     500,000
March 31, 2005..........................               $  15,000,000
June 30, 2005...........................               $     500,000
September 30, 2005......................               $  15,000,000
December 31, 2005.......................               $     500,000

March 31, 2006..........................               $  15,250,000
June 30, 2006...........................               $     250,000
September 30, 2006......................               $  15,250,000
December 31, 2006.......................               $     250,000
March 31, 2007..........................               $  15,250,000
June 30, 2007...........................               $     250,000
September 30, 2007......................               $  15,250,000
December 31, 2007.......................               $     250,000
March 31, 2008..........................               $  17,750,000
June 30, 2008...........................               $     250,000
September 30, 2008......................               $ 300,300,000

                  The amount of the amortization payments in respect of the Term Loan B Facility shall be $250,000 in each fiscal quarter until the Term Loan A Facility has been paid in full. The amount of the amortization payments in respect of the Term Loan A Facility shall be the amount set forth in the foregoing total amortization schedule for such quarter minus $250,000. In the quarter in which the Term Loan A Facility is paid in full, the Term Loan B Facility amortization shall be $250,000 plus the amount by which the amount that would otherwise be allocated to the Term Loan A Facility exceeds the outstanding amount of such Term Loan A Facility at such time.

                  In the event that amortization payments are made with respect to the Existing Credit Agreement subsequent to the date hereof and prior to the Petition Date, the full amount of any such payments shall reduce the respective amortization payments dollar-for-dollar on a pro rata basis. In addition, the amount of any draws on letters of credit issued under the Existing Credit Agreement and assumed under the New Senior Credit Agreement that are reimbursed by Senior Lenders having reimbursement obligations with respect to such letters of credit under the Existing Credit Agreement shall be added to the final amortization payment.

         7.       PREPAYMENTS

                  Optional Prepayments. The Borrowers may prepay the Restructured Loans, prepay the loans under the Exit Facility and reduce the commitments under the Exit Facility in a minimum amount of $500,000 and additional integral amounts in multiples of $100,000. The Senior Lenders will apply Optional prepayments of the term loans first to outstanding loans under the Term Loan A Facility, then to outstanding loans under the Term Loan B Facility, in each case, to the next four installments thereof and thereafter to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed. The commitments under the Exit Facility may not be reduced until the repayment of the Restructured Loans.

                  Mandatory Prepayments. The Borrowers must prepay the Restructured Loans and reduce the commitments under the Exit Facility by the following amounts (subject to certain exceptions to be negotiated):

              - an amount equal to 100% of the net proceeds of any incurrence of indebtedness to be agreed by Reorganized Group or any of its Subsidiaries after the Effective Date;

              - an amount equal to 75% of the net proceeds of any equity issuances (other than (i) equity of Reorganized Group issued in connection with incentive plans and (ii) common equity infusions from existing equity holders and their respective affiliates) by Reorganized Group or any of its Subsidiaries after the Effective Date;

              - an amount equal to 100% of the net proceeds of any sale or other disposition by Reorganized Group or any of its Subsidiaries after the Effective Date of any material assets, except for (i) the sale of inventory or obsolete or worn-out property in the ordinary course of business, (ii) the proceeds of certain specified asset sales, (iii) transfers resulting from casualty or condemnation and (iv) other customary exceptions; provided that the Borrowers may retain the proceeds of the sale of the Richmond Facility to the extent such proceeds do not exceed the difference between $61.85 million and the total commitments under the Exit Facility; and

              - if cash and cash equivalents on hand of Reorganized Group and its Subsidiaries as at December 31 of each fiscal year (commencing with December 31, 2003) exceeds $87.5 million, an amount equal to the lesser of (i) 75% of excess cash flow and
                  (ii) the amount of cash and cash equivalents on hand as at such date in excess of $87.5 million.

                  The Senior Lenders will apply each mandatory prepayment (a) first, to the repayment of the loans under the Term Loan A Facility and (b) thereafter, to the repayment of the loans under the Term Loan B Facility, in each case, ratably in accordance with the then outstanding amounts thereof. Once the Borrowers pay all outstanding Restructured Loans, the Borrowers must reduce the commitments in respect of the Exit Facility and cash collateralize or replace the letters of credit and prepay loans under the Exit Facility to the extent the aggregate amount thereof exceeds such commitments as so reduced.

B.       EXIT FACILITY

         1.       STRUCTURE

                  The Exit Facility will provide Reorganized Viasystems, as borrower, a revolving credit facility of up to $61.85 million and a letter of credit subfacility with a sublimit of $15.0 million. The maximum amount of the Exit Facility (the "Maximum Amount") will be limited to $50.0 million, provided that the Maximum Amount will increase over $50.0 million, up to a maximum amount of $61.85 million, by $0.50 for each $1.00 of outstanding debt under the Existing Credit Agreement held by Hicks Muse that converts to common stock of Reorganized Group pursuant to the Hicks Muse Exchange. The Maximum Amount will be reduced by the amount of net proceeds of the sale of Reorganized Viasystems' Richmond, Virginia facility that are retained by Reorganized Viasystems and not applied as a prepayment of the New Senior Credit Facility. To be eligible to request a revolving advance under the Exit Facility, Reorganized Group and its Subsidiaries must meet a domestic asset coverage test and have less than $20.0 million in unrestricted cash and cash equivalents on hand at the time of, or after giving effect to, the borrowing. The Exit Facility, and the liens and guarantees in respect thereof, will be senior to the Term Loan A Facility and Term Loan B Facility, and the liens and guarantees in respect thereof.

         2.       INTEREST RATES AND FEES

                  Reorganized Viasystems may choose to pay interest on advances under the Exit Facility at either the Eurocurrency Rate plus 4.50% per annum or the Base Rate plus 3.50% per annum. The default rate is 2.00% above the rate otherwise applicable. In addition, any interest, fees and other amounts that are overdue under the Exit Facility bear interest at 5.50% above the Base Rate.

                  Reorganized Viasystems must pay a commitment fee of 0.50% per annum on the average daily unused portion of the Exit Facility and an upfront fee equal to 0.50% of the aggregate initial commitments for the Exit Facility.

         3.       SECURITY AND GUARANTEES

                  Reorganized Group and all of its Subsidiaries formed under the laws of any state in the United States will jointly and severally guarantee Reorganized Viasystems' obligations under the Exit Facility. The collateral for the Exit Facility will be the same collateral as under the Existing Credit
Agreement: all or substantially all of the assets of Reorganized Group, Reorganized Viasystems and each guarantor. In addition, subject to legal restrictions and practical considerations, Reorganized Viasystems also will cause to be pledged assets in certain foreign countries, including, to the extent legally feasible and practicable, the Peoples' Republic of China, as collateral. The Exit Facility, and the liens and guarantees in respect thereof, will be senior to the Term Loan A Facility and Term Loan B Facility, and the liens and guarantees in respect thereof.

         4.       COVENANTS

                  The Exit Facility will require Reorganized Viasystems to observe the same affirmative and negative covenants (including financial covenants) as described above in the description of the Term Loan A Facility and the Term Loan B Facility.

         5.       MATURITY AND AMORTIZATION

                  The Exit Facility will cease to be available on the fifth anniversary of the closing of the New Senior Credit Agreement.

         6.       PREPAYMENTS

The Exit Facility will provide for optional prepayments and mandatory prepayments as described above in the description of the Term Loan A Facility and the Term Loan B Facility.

                                   APPENDIX II

                                    EXHIBIT B

                               TERMS OF NEW STOCK

A.       NEW COMMON STOCK

                  The Reorganized Group Certificate of Incorporation will authorize the issuance of 100 million shares of New Common Stock having a par value of $0.01 per share. Holders of New Common Stock will be entitled to vote upon all matters submitted to a vote of the stockholders of Reorganized Group and will be entitled to one vote for each share of New Common Stock held. Holders of New Common Stock will not have preemptive rights. Subject to the prior rights and preferences applicable to the New Senior Convertible Preferred Sock and the New Junior Preferred Stock, holders of New Common Stock will be entitled to receive dividends as may be declared by the Board of Directors of Reorganized Group from time to time.

B.       NEW PREFERRED STOCK

                  The Reorganized Group Certificate of Incorporation will authorize the issuance of 25 million shares of New Preferred Stock having a par value of $0.01 per share in one or more classes or series, including those described below, and will reserve to the Board of Directors of Reorganized Group the power to designate for each class or series the following: (i) the terms and conditions of any voting, dividend and conversion or exchange rights; (ii) the amount payable on the class or series upon redemption and upon dissolution or distribution of the assets of Reorganized Group, and (iii) the rights, qualifications, limitations, or restrictions pertaining to the class or series.

         1.       NEW SENIOR CONVERTIBLE PREFERRED STOCK

                  The principal terms of the New Senior Convertible Preferred Stock to be designated and issued by Reorganized Group under the Plan will be as follows:

         Face Amount:               The initial aggregate face amount will be
                                    $53.75 million.

         Authorization:             4.5 million shares.

         Total Issued:              4,255,548 shares

         Dividends:                 Dividends will accrue on a semi-annual basis
                                    at the rate of 9.0% per annum based on the face amount (plus accrued but unpaid dividends) cumulative from the date of issuance; provided, however, that in the event that dividends are paid in respect of the New Common Stock during any semi-annual dividend period in an aggregate amount which would on an as-converted basis exceed the dividends payable on the New Senior
                                    Convertible Preferred Stock for such period, the New Senior Convertible Preferred Stock will participate on an as-converted basis to the extent of such excess in additional dividends.

         Conversion:                Each share of New Senior Convertible
                                    Preferred Stock will be convertible at any time (in whole or in part) into a number of shares of New Common Stock at the then-applicable liquidation preference divided by the initial conversion price equal to $12.63 (subject to customary anti-dilution adjustments).

         Voting: The New Senior Convertible Preferred Stock will vote together with the New Common Stock on an as-converted basis and will vote as a class as required by applicable law.

         Liquidation Preference:    Before any payments are made to the holders
                                    of the New Junior Preferred Stock or the New
                                    Common Stock the New Senior Convertible
                                    Preferred Stock will have a liquidation
                                    preference equal to the greater of (i) the face amount ($12.63 per share) plus the value of all accrued but unpaid dividends up to (but not including) the date of liquidation and (ii) the amounts that such holders of New Senior Convertible Preferred
                                    Stock would have received if all of the
                                    then-outstanding shares of New Senior
                                    Convertible Preferred Stock had been
                                    converted into shares of New Common Stock immediately prior to any liquidation of Reorganized Group.

         Rank: The New Senior Convertible Preferred Stock will rank senior to the New Junior Preferred Stock and the New Common Stock.

         Mandatory Redemption:      Upon the 10th anniversary of the date of
                                    issuance, the New Senior Convertible
                                    Preferred Stock will be subject to mandatory redemption.

         2.       NEW JUNIOR PREFERRED STOCK

                  The principal terms of the New Junior Preferred Stock to be designated and issued by Reorganized Group under the Plan will be as follows:

         Face Amount:               The initial aggregate face amount will be
                                    $120.1 million.

         Authorization:             1.5 million shares.

         Total Issued:              1,201,000 shares.

         Dividends:                 Dividends will accrue on a semi-annual basis
                                    at the below rates per annum based on the face amount (plus accrued but unpaid dividends) cumulative from the date of issuance:

                                       1st year:.........................   0.0%
                                       2nd year:.........................   1.0%
                                       3rd year:.........................   3.0%
                                       4th year:.........................   5.0%
                                       5th-10th year:....................   8.0%

                                    In the event of the payment of dividends on the New Common Stock, if such dividends exceed the per share dividends provided above, based on a hypothetical conversion rate equal to the then- applicable liquidation preference divided by $12.63 (the "Notional Conversion Rate"), additional dividends will be payable on the New Junior Preferred Stock equal to such excess.

         Voting: The New Junior Preferred Stock will not have any voting rights other than those provided by law (including as required to comply with section 1123(a)(6) of the Bankruptcy Code) and except for with respect to those matters expressly set forth in the certificate of designation therefor.

         Protective Provisions:     The New Junior Preferred Stock will contain
                                    anti-layering restrictions with respect to additional preferred stock and limitations on incurrence of material indebtedness.

         Liquidation Preference:    The initial liquidation preference will be
                                    equal to the face amount ($100 per share) and all accrued but unpaid dividends up to (but not including) the date of liquidation before any payments are made to the holders of New Common Stock. In the event of an actual liquidation of Reorganized Group, if the distribution on New Junior Preferred
                                    Stock determined on the basis of the
                                    Notional Conversion Rate would exceed the foregoing liquidation preference, such holders shall be entitled to such greater distribution.

         Rank: The New Junior Preferred Stock will rank junior in right of payment to the Senior Convertible Preferred Stock and will rank senior to the New Common Stock.

         Mandatory Redemption:      Upon the 10th anniversary of the date of
                                    issuance, the New Junior Preferred Stock will be subject to mandatory redemption.

                                   APPENDIX II

                                    EXHIBIT D

                           [DTI SETTLEMENT AGREEMENT]

                                 _________ 2003

                    SECRETARY OF STATE FOR TRADE AND INDUSTRY
                             FOR THE UNITED KINGDOM

                                       AND

                                VIASYSTEMS, INC.

                                       AND

                             VIASYSTEMS GROUP, INC.

                     ---------------------------------------

                                    AGREEMENT

                     ---------------------------------------

THIS AGREEMENT (this "AGREEMENT") is made on ________ 2003 between the following parties:

(1) SECRETARY OF STATE FOR TRADE AND INDUSTRY FOR THE UNITED KINGDOM., of 1 Victoria Street, London SW1H OET, England (the "DTI"); and

(2) VIASYSTEMS, INC., a Delaware corporation of 101 South Hanley Road, St. Louis, Missouri, 63105, United States of America (the "COMPANY"); and

(3) VIASYSTEMS GROUP, INC., a Delaware corporation of 101 South Hanley Road, St. Louis, Missouri, 63105, United States of America (the "GUARANTOR").

RECITALS

(1) On October 3, 2000, the Company issued a letter of guarantee to the DTI, as amended by the letter from the Company to the DTI dated 16 August 2001, and as further amended by the Settlement Agreement dated 31 January 2002 (the "SETTLEMENT AGREEMENT") between the Company, EPCB (as defined below), and the DTI (collectively with the Settlement Agreement, the "DTI GUARANTY") in respect of certain liabilities of VTL (as defined below) pursuant to the Loan Agreement between VTL and the DTI dated 11 December 1997.

(2) The obligations evidenced by the Loan Agreement are secured to the extent of the value of the land and a building in Balliol Business Park (Eastern), North Tyneside, United Kingdom (the "PROPERTY").

(3) Under the DTI Guaranty, the Company and EPCB agreed to pay an aggregate of twelve million pounds ((pound)12,000,000) over a period commencing 31 January 2002 through 31 December 2003.

(4) As of the Company's bankruptcy filing, the principal amount of nine million pounds ((pound)9,000,000) remains outstanding under the DTI Guaranty.

(5) VTL is currently in administrative receivership under the laws of the United Kingdom.

(6) The Company and the Guarantor have each filed a voluntary petition of bankruptcy under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.

(7) The DTI is an unsecured creditor of the Company, and, as such, is classified under the Company's Plan (as defined below) as a Class 4 Claim of the Company, entitled under the Plan to receive junior preferred and common stock of the Guarantor.

(8) The DTI is not willing to accept the treatment referred to in Recital 7, but is willing to accept the treatment referenced in this Agreement and would support the Plan if amended to provide for same.

(9) The Company and the Guarantor are willing to modify the Plan to provide for the treatment afforded the DTI under this Agreement.

IT IS AGREED as follows:

1        INTERPRETATION.

1.1 DEFINITIONS. In this Agreement, the following terms have the meanings given to them in this Clause 1.1 (Definitions).

"BANK OF ENGLAND BASE RATE" means the rate per annum announced at 12:00 noon (London, England time) immediately following the decision of the Monetary Policy Committee of the Bank of England. The announcement of the rate per annum is made on the wire services' Bank of England pages and on the website's Home Page at
<www.bankofengland.co.uk>.

"BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York.

"BUSINESS DAY" means any day (other than a Saturday or Sunday) on which banks in New York, New York and London, England are open for business.

"CLASS 4 CLAIM" has the meaning set forth in the Plan.

"EPCB" means European PCB Group (Cayman Islands) Limited.

"EVENT OF DEFAULT" has the meaning ascribed to such term in Section 6 of this Agreement.

"LOAN AGREEMENT" means the loan agreement between VTL and the DTI dated 11 December 1997.

"NEW SENIOR CREDIT AGREEMENT" means the credit agreements to be entered into, pursuant to the Plan, by Guarantor, the Company, certain foreign subsidiaries of the Company, the banks and other financial institutions parties thereto, as the same may be amended, supplemented, varied or restated from time to time.

"OBLIGATIONS" means the obligations evidenced by the New Senior Credit Agreement, including, without limitation, all principal, interest, costs, and expenses of every kind.

"PLAN" means the proposed plan of reorganization of the Guarantor and the Company filed with the Bankruptcy Court, as amended from time to time.

"VTL" means Viasystems Tyneside Limited, formerly an indirect subsidiary of the Company.

"VTL INSOLVENCY" means the receivership and liquidation of VTL under the laws of the United Kingdom and Wales.

1.2 INTERPRETATION. "(POUND)" and "STERLING" denote the lawful currency of the United Kingdom of Great Britain and Northern Island.

2        SETTLEMENT.

2.1 SETTLEMENT AGREEMENT. The DTI agrees to accept this Agreement as settlement for, and in exchange for, its Claim against the Company. In that regard, the DTI expressly acknowledges that it will not receive any equity interest of the Guarantor that may be received by the holders of Class 4 Claims.

2.2 AMOUNT. The principal amount of this Agreement is nine million pounds ((pound)9,000,000), and the DTI acknowledges and agrees that, as of the date of this Agreement it has no other claims or causes of action against the Company or the Guarantor or any of their respective officers, directors, agents, financial advisors, attorneys, affiliates (other than, if applicable, EPCB and VTL), and representatives.

3        INTEREST.

3.1 INTEREST RATE. Subject to Section 7.1, from the effective date of the Plan through September 30, 2008, the annual interest rate on the unpaid principal balance under this Agreement is three percent (3%) per annum. After September 30, 2008, the annual interest rate will be Bank of England Base Rate plus two percent (2%) per annum.

3.2 DEFAULT INTEREST. Upon the occurrence and during the continuance of an Event of Default, interest will begin to accrue on any outstanding sums at the rate of two percent (2%) above the non-default rate then prevailing under this Agreement, provided that upon the acceleration of the obligations evidenced by this Agreement pursuant to Section 7.1 and before September 30, 2008, interest will accrue on any outstanding sums at the rate of two percent (2%) above the Bank of England Base Rate as in effect from time to time, in each case compounded on January 1, March 31, July 1, and October 1 in each year until payment is made in full.

3.3 INTEREST PAYMENTS. Interest payments shall be paid in cash semi-annually on each June 30 and December 31.

4        AMORTIZATION.

4.1 SCHEDULED AMORTIZATION. Principal will be amortized by payments according to the following schedule:

      Date                              Amount
-----------------                 ----------------
December 31, 2008                    L2,000,000

June 30, 2009                        L1,000,000

December 31, 2009                    L3,000,000

June 30, 2010                        L1,000,000

December 31, 2010                    L2,000,000

4.2 ACCELERATED AMORTIZATION. In the event that the Obligations under the New Senior Credit Agreement are paid in full prior to October 1, 2008, then the DTI shall receive five hundred thousand pounds ((pound)500,000) on each June 30 and December 31 from the date such Obligations are paid in full through and including June 30, 2008.

4.3 VTL INSOLVENCY. All proceeds received by the DTI from the VTL Insolvency shall be applied to reduce the principal amount outstanding hereunder. Within five (5) Business Days from the receipt of any net cash proceeds by the Company and the Guarantor resulting from the VTL Insolvency, including any assignment of any such proceeds by EPCB as contemplated by Section 8.1, the Company shall turn over such proceeds to the DTI.

5        PAYMENTS.

The Company shall make all payments hereunder in Sterling and free and clear of and without deductions for or on account of tax unless the Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the DTI receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. Payments shall reach the DTI's bank account (the details of which are set out in Annexure 1 to this Agreement) before 2:00 p.m. London time on the date such payments are due.

6        EVENTS OF DEFAULT.

6.1      An Event of Default shall occur hereunder if:

         (a) The Company shall default in the payment of the principal or interest due under this Agreement, within three (3) Business Days after the same shall become due and payable; or

         (b) The Company or the Guarantor enters into a compromise with creditors or becomes subject to any voluntary or involuntary proceedings under the United States Bankruptcy Code (11 U.S.C. Sections 101, et. seq.), except for the pending Chapter 11 cases described in Recital number 6 or as otherwise provided in Section 10.1 herein.

7        REMEDIES UPON DEFAULT.

7.1 Upon the occurrence and during the continuance of an Event of Default specified in Section 6.1(a), the DTI may declare that all sums that have not yet become due and payable shall immediately become due and payable. Upon the occurrence and during the continuance of an Event of Default specified in
Section 6.1(b), all sums that have not yet become due and payable shall immediately become due and payable.

8        COVENANTS BY THE COMPANY.

8.1 EPCB. The Company covenants that it has requested (collectively, the "Requests") that EPCB (i) assign to the DTI any recoveries due to EPCB in the VTL Insolvency, subject to any constraints under applicable law, (ii) acknowledge its full and complete obligations under the Settlement Agreement, and agree that such obligations have not been modified in any way by virtue of this Agreement or otherwise except pursuant to the additional undertakings of EPCB pursuant to this Section 8.1 and the acknowledgment hereto and (iii) undertake such efforts as are commercially reasonable to collect any recoveries due to EPCB in connection with VTL and to remit such proceeds directly to the DTI for application to the principal amount outstanding hereunder.

8.2 PROCEDURAL TIMELINE AND DEADLINES. Each of the Company and the Guarantor covenants that in any legal proceeding arising out of or in connection with this Agreement, it shall not seek to extend any procedural timeline or deadline by reason of their registered offices being located outside England and any procedural timetable or deadline shall apply as if the registered office and place of business of the Company were based solely in England.

8.3 SERVICE OF PROCESS. Each of the Company and the Guarantor covenants that it has by letters of appointment (which are at Annexure 2) irrevocably appointed WG&M Secretaries Limited of One South Place, London EC2M 2WG, England as their respective process agents to receive on their behalf service of process in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is received by the Company). If for any reason such process agent ceases to be able to act as process agent or no longer has an address in England, each of the Company and the Guarantor covenants that it shall appoint a substitute process agent (or agents) acceptable to the DTI and to deliver to the DTI a copy of new process agent's acceptance of that appointment within fourteen (14) days.

8.4 CONSENT TO JUDGMENT. Upon an Event of Default, the Company and the Guarantor covenant that they shall cooperate fully with the DTI to enable the DTI to issue and serve proceedings against the Company and/or the Guarantor and to enter judgment for any outstanding sums together with interest and legal costs and to enforce that judgment against the assets of the Company or the Guarantor, wherever such assets may be located.

8.5 RELEASES. On the effective date of the Plan, effective as of the date of confirmation of the Plan, the Company and the Guarantor will release the DTI and its officers, directors, agents, financial advisors, attorneys, affiliates, and representatives from any and all causes of action which they may have against the DTI as of the confirmation date of the Plan, save and except any claims or causes of action arising out of or related to the performance of this Agreement.

9        COVENANTS BY THE DTI.

9.1 DISPOSITION OF TYNESIDE PROPERTY. The DTI shall take reasonable care to ensure that the sale price of the Property is the maximum price reasonably obtainable at the time such Property is sold. The DTI shall provide to the Company oral updates ("Updates") regarding the status of the sale of the Property as follows:

         (a) Updates will be made by the DTI up to four times a year upon the request of the Company to the Director of the Industrial Development Unit (the "IDU") at the DTI.

         (b) Updates will be made provided that interest and principal due under this Agreement have been paid in a timely fashion.

         (c) The Updates shall include general information (including in relation to any offers received) relating to the marketing of the Property that is then known to the Director of the IDU at the DTI. The DTI shall have no obligation to ascertain information relating to the marketing of the Property.

         (d) By its execution of this Agreement, the Company acknowledges that the Updates represent confidential information and it and any of its employees receiving the information contained in the Updates, are prohibited from communicating the same to any person outside the Company. If this provision is breached, whatever other consequences flow from that, the DTI shall no longer be required to provide Updates.

9.2 EPCB. The DTI covenants that so long as the Company, the Guarantor, and EPCB are not in default hereunder and pursuant to Section 6.1 of this Agreement, it shall not separately pursue any rights or remedies against EPCB.

10       BANKRUPTCY PROCEEDINGS.

10.1 BANKRUPTCY PROCEEDINGS. If the Company or the Guarantor becomes subject to any involuntary proceedings under the United States Bankruptcy Code and, within two (2) business days of receiving notice of any such proceedings having been filed, the Company or the Guarantor, as the case may be, can demonstrate to the DTI's reasonable satisfaction, that the proceedings are without merit or will be dismissed within 30 days of filing then:

         (a) The DTI shall provide written confirmation to the Company and the Guarantor that the provisions in Section 6.1(a), Section 6.1(b) and Section
8.4 do not apply; and

         (b) The DTI shall take all reasonable steps within its capability to discontinue or reverse any steps taken by the DTI in reliance on such proceedings have been filed. In respect of any involuntary bankruptcy proceedings against the Company and/or the Guarantor which the Company and the Guarantor claim are without merit or will be dismissed within thirty (30) days of filing, the DTI shall be entitled to obtain advice from an independent United States lawyer (acting exclusively on behalf of the DTI) at the reasonable expense of the Company or the Guarantor, as the case may be.

11       RECOVERIES FROM THIRD PARTIES.

Payments received from third parties on account of the DTI claim or received from EPCB, the Guarantor, or the Company in connection with the liquidation proceedings of Viasystems Tyneside Limited shall be applied first to principal instalments, if any, due on account of Accelerated Amortization payments pursuant to Section 4.2 hereof, and second to Regular Amortization payments pursuant to Section 4.1 hereof, in each case in the inverse order of maturity.

12       EXERCISE OF RIGHTS.

No failure to exercise or delay in exercising on the part of the DTI, any right, remedy or power hereunder shall operate as a waiver nor shall any single or partial exercise preclude further or other exercise of any right, remedy or power, whether the same or any another right, remedy or power.

13       SUBROGATION.

The Company and Guarantor do not by execution of this Agreement waive any rights of subrogation they may have arising by operation of law.

14       NOTICES.

All notices and other communications hereunder shall take effect on receipt and be by letter or facsimile transmission. Such notices shall be sent to the relevant party at such address or facsimile number as it may notify to the other party from time to time in writing.

15       CERTIFICATE.

A certificate from the DTI as to the amount at any time due from the Company to the DTI under this Agreement shall, in the absence of manifest error, be conclusive.

16       COUNTERPARTS.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered shall constitute an original, but all the counterparts shall constitute but one and the same instrument.

17       ASSIGNMENT.

Neither party to this Agreement may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other.

18       CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999.

It is agreed that no term of this Agreement shall be enforceable by a person who is not a party hereto pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise.

19       GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of England and any dispute shall be subject to the exclusive jurisdiction of the English courts.

20       JOINT AND SEVERAL OBLIGATIONS.

All amounts due hereunder to the DTI, including the Amount specified in Section
2.2 hereof, are the joint and several obligation of the Company and the Guarantor and will be paid in accordance with the terms of this Agreement.

21       TIME OR INDULGENCE.

If the DTI gives time or indulgence to the Company or the Guarantor in the performance of any part of this Agreement, the DTI's other rights under this Agreement shall not be affected.

22       NO WAIVER OF RIGHTS AGAINST THIRD PARTIES.

Except as expressly set forth herein, nothing herein or the DTI's entry into this Agreement shall be deemed to limit or affect the DTI's rights against any third parties or in respect of the legal charge between VTL and the DTI dated March 6, 2001 relating to the Property.

23       THE DTI'S LEGAL FEES.

The Company agrees to pay the DTI's reasonable legal fees not to exceed $75,000 on the effective date of the Plan, without requirement of application by or on behalf of the DTI to the Bankruptcy Court, unless specifically required by the Bankruptcy Court.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT THE DAY AND YEAR FIRST ABOVE WRITTEN.

                                   SIGNATORIES

THE DTI

___________________________________________
Signed by
for and on behalf of
THE SECRETARY OF STATE FOR TRADE
AND INDUSTRY FOR THE UNITED KINGDOM

THE COMPANY

___________________________________________
Signed by
for and on behalf of
VIASYSTEMS, INC.

THE GUARANTOR

___________________________________________
Signed by
for and on behalf of
VIASYSTEMS GROUP, INC.

By its signature below, EPCB hereby acknowledges that it has reviewed Section
8.1 hereof and agrees to be bound by such Section 8.1. In particular EPCB agrees to accept and be bound and shall comply with the Requests made under Section 8.1, which Requests may not be modified without the express written consent of the DTI. EPCB hereby assigns the proceeds of any recoveries due to it in the VTL Insolvency to the DTI, and agrees to execute such documents as may be requested to effectuate the foregoing. The DTI is the third party beneficiary of EPCB's agreement to be bound by the Requests contained in Section 8.1. EPCB further acknowledges that it has no material assets other than its claim against VTL.

EPCB

___________________________________________
Signed by
for and on behalf of
EUROPEAN PCB GROUP
(CAYMAN ISLANDS) LIMITED

                                   ANNEXURE 1

If payment is made by CHAPS from USA in (pound) Sterling:

      National Westminster Bank plc
      6 Coldharbour Lane, Hayes, Middlesex, UB3 3EL

      Sort Code:        16-53-60

      Account Number:   13507000/41414985

      Account Name:     DTI Cash Account

If payment is made by SWIFT from USA in (pound) Sterling:

      Office of Paymaster General

      Quote in the Detail Section: "For Forward Transmission To" BOE.NWBKGB2L04M

      Sort Code:        16-53-60

      Account Number:   20018544

If payment is made from the UK:

      National Westminster Bank plc
      6 Coldharbour Lane, Hayes, Middlesex, UB3 3EL

      Account Name:     DTI Cash Account

      Sort Code:        10-14-99

      Account Number:   13507000

                                   ANNEXURE 2

                             LETTERS OF APPOINTMENT

                                      D-12